Exhibit 99.1

The Hanover Reports First Quarter Net Income of $1.22 per Diluted Share;

Operating Income(1) of $1.27 per Diluted Share;

Combined Ratio of 97.1%, including Catastrophe Impact of 5.1 points

WORCESTER, Mass., April 30, 2015 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $54.9 million, or $1.22 per diluted share, for the first quarter of 2015, compared to net income of $54.6 million, or $1.22 per diluted share, in the prior-year quarter. Operating income was $57.1 million, or $1.27 per diluted share, in the first quarter of 2015, compared to $47.0 million, or $1.05 per diluted share, in the prior-year quarter.

First Quarter Highlights

•	Operating income before taxes, excluding catastrophes, increased by 14%, to $162.5 million(2)

•	Combined ratio of 97.1%, including 5.1 points of catastrophe losses

•	Net premiums written of $1.2 billion in the quarter, up 4%, driven by growth in domestic businesses

•	Continued price increases in Commercial and Personal Lines in the quarter

•	Net investment income of $70.1 million, up 5% from the prior-year quarter

•	Book value per share of $65.92, up 1.6% from December 31, 2014, and up 7.6% from March 31, 2014

•	During the first quarter, repurchased senior debentures maturing March 1, 2020, with a carrying value of $61.5 million

•	Repurchased approximately 219,000 shares of common stock for $15.4 million from January 1, 2015 to April 29, 2015

	Three months ended
	March 31
(in millions, except per share data)	2015	2014
Net premiums written	$1,215.1	$1,172.3
Operating income	57.1	47.0
per diluted share	1.27	1.05
Net income	54.9	54.6
per diluted share	1.22	1.22
Net investment income	70.1	67.0
Book value per share	$65.92	$61.24
Ending shares outstanding	44.0	43.8
Combined ratio	97.1%	98.3%
Combined ratio, excluding catastrophes(3)	92.0%	93.3%

“We are very pleased with our strong results for the quarter, as demonstrated by operating income of $1.27 per share, representing an increase of 21% compared to the prior-year quarter,” said Frederick H. Eppinger, president and chief executive officer of The Hanover. “Our key operating metrics and business indicators are tracking in line with our expectations.

“Our domestic businesses grew 6%, led by Commercial Lines. We delivered improved retention and healthy price increases in all of our businesses, with Core Commercial pricing up 6.6% and Personal Lines up 5.2%. Additionally, the domestic combined ratio, excluding catastrophes, improved by almost two points over the prior-year quarter. Catastrophe losses in the quarter reflected the particularly harsh winter weather in the Northeast,” Eppinger said.

“Chaucer produced very strong earnings, while continuing to manage the challenging market environment at Lloyd’s. Although top line opportunities are more limited, we continue to hold a very strong position in the market,” said Eppinger.

“Finally, we continued to be thoughtful in capital and investment management. Net investment income increased by 5% in the quarter, as we deployed strong cash flow from operations. Book value per share increased 1.6% to $65.92, and we generated a 9% operating return on equity in the quarter. We have every confidence that we will achieve our financial goals, as we build on the positive momentum we have established in the marketplace,” he said.

First Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $31.2 million, compared to $16.1 million in the first quarter of 2014. The Commercial Lines combined ratio was 101.0%, compared to 104.0% in the prior-year quarter. Catastrophe losses were $33.9 million, or 6.2 points of the combined ratio, compared to $40.2 million, or 7.8 points, in the prior-year quarter. First quarter 2015 results also reflected net unfavorable prior-year reserve development of $0.9 million, or 0.2 points of the combined ratio, compared to $0.6 million, or 0.1 points, in the first quarter of 2014.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by 1.5 points to 94.6%, compared to 96.1% in the prior-year quarter. The loss ratio improvement and improvement in business mix in the current period was driven by rate and underwriting actions, notably in the workers’ compensation and commercial multi-peril lines. Additionally, the expense ratio in the current quarter was lower due to growth leverage.

Net premiums written were $581.9 million in the quarter, up 7.9% from the prior-year quarter, driven by strong growth in all lines, except auto.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended
	March 31
$ in millions	2015	2014
Net premiums written	$581.9	$539.3
Net premiums earned	546.2	512.7
Operating income before taxes	31.2	16.1
Loss and LAE ratio	64.8%	67.2%
Expense ratio(5)	36.2%	36.8%

Combined ratio	101.0%	104.0%

Combined ratio, excluding catastrophe losses	94.8%	96.2%
Current accident year combined ratio, excluding catastrophe losses	94.6%	96.1%

Personal Lines

Personal Lines operating income before taxes was $22.3 million in the quarter, compared to $21.6 million in the first quarter of 2014. The Personal Lines combined ratio was 98.4%, compared to 98.7% in the prior-year quarter. Catastrophe losses were $25.5 million, or 7.2 points of the combined ratio, compared to $18.4 million, or 5.3 points, in the prior-year quarter. First quarter 2015 results also reflected net favorable prior-year reserve development of $2.2 million, or 0.6 points of the combined ratio, compared to $1.0 million, or 0.3 points, in the first quarter of 2014.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 91.8%, compared to 93.7% in the prior-year quarter. The improvement was due to the favorable impact of rate increases and underwriting actions.

Net premiums written were $326.4 million in the quarter, up 2.3%, compared to the prior-year quarter, primarily due to rate increases.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended
	March 31
$ in millions	2015	2014
Net premiums written	$326.4	$319.2
Net premiums earned	352.9	350.2
Operating income before taxes	22.3	21.6
Loss and LAE ratio	70.7%	70.8%
Expense ratio	27.7%	27.9%

Combined ratio	98.4%	98.7%

Combined ratio, excluding catastrophe losses	91.2%	93.4%
Current accident year combined ratio, excluding catastrophe losses	91.8%	93.7%

Chaucer

Chaucer’s operating income before taxes was $49.2 million in the first quarter for both 2015 and 2014. Chaucer’s combined ratio was 88.6%, compared to 87.8% in the prior-year quarter. Catastrophe losses were $2.9 million, or 0.9 points of the combined ratio, compared to a benefit of $0.7 million, or 0.2 points, in the prior-year quarter. First quarter 2015 results also reflected net favorable prior-year reserve development of $24.2 million, or 7.8 points of the combined ratio, compared to $19.6 million, or 6.5 points, in the first quarter of 2014.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 95.5%, compared to 94.5% in the prior-year quarter. In the first quarter of 2015, Chaucer recorded $17.4 million of premium and an equal amount of additional loss reserves, related to a reinsurance-to-close* (RITC) transaction that had no meaningful effect on the combined ratio and operating earnings. However, it increased the loss ratio by approximately 2 points and reduced the expense ratio by a similar amount. Excluding the impact of RITC, the current quarter loss ratio would have been in line with the prior-year quarter, while the expense ratio would have increased by about 1 point, driven by a change in business mix and the impact of foreign exchange.

Net written premiums were $306.8 million in the quarter, down 2.2% over the prior-year quarter, driven by lower business writings and foreign exchange movements, partially offset by the impact of RITC.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended
	March 31
$ in millions	2015	2014
Net premiums written	$306.8	$313.8
Net premiums earned	311.9	300.1
Operating income before taxes	49.2	49.2
Loss and LAE ratio	54.5%	52.5%
Expense ratio	34.1%	35.3%

Combined ratio	88.6%	87.8%

Combined ratio, excluding catastrophe losses	87.7%	88.0%
Current accident year combined ratio, excluding catastrophe losses	95.5%	94.5%

*	Reinsurance-to-close (RITC) transaction represents the increase in Chaucer’s retained share of its 2012 year of account of 96% that was closed and reinsured into its 2013 year of account, which was increased to a 98% share.

Investments

Net investment income was $70.1 million for the first quarter of 2015, compared to $67.0 million in the prior-year period. The increase is primarily due to the impact of investing higher operating cash flows, partially offset by lower new money yields. The average pre-tax earned yield on fixed maturities was 3.64% and 3.79% for the quarters ended March 31, 2015 and 2014, respectively.

Net realized investment gains were $9.4 million in the first quarter of 2015, including $2.7 million of impairment charges. In the first quarter of 2014, net realized investment gains were $4.4 million, with no impairment charges.

The company held $8.6 billion in cash and invested assets on March 31, 2015. Fixed maturities and cash represented 90% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains increased $44.3 million during the first quarter of 2015 to $354.5 million at March 31, 2015. The change in net unrealized investment gains for the quarter resulted from general volatility in prevailing interest rates, credit spreads and equity markets.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $65.92, up 1.6% from December 31, 2014, primarily driven by earnings accretion.

During the quarter, the company repurchased senior debentures maturing March 1, 2020, with a carrying value of $61.5 million at a cost of $78.2 million, resulting in a pre-tax loss of $16.7 million. Additionally, the company repurchased approximately 219,000 shares of common stock for $15.4 million year to date. On April 29, the company had approximately $101 million of capacity remaining under its $600 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Friday, May 1, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “About Us-Investors” section. Investors may access the conference call by dialing 877-415-3179; if calling internationally, please dial 857-244-7322; conference code: 63700562. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover’s first quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

$ in millions	March 31, 2015	December 31, 2014
Assets
Total investments	$8,212.2	$8,250.3
Cash and cash equivalents	403.9	373.3
Premiums and accounts receivable, net	1,451.5	1,360.9
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,334.8	2,268.2
Other assets	1,523.2	1,507.0

Total assets	$13,925.6	$13,759.7

Liabilities
Loss and loss adjustment expense reserves	$6,483.6	$6,391.7
Unearned premiums	2,645.7	2,583.9
Debt	841.5	903.5
Other liabilities	1,054.9	1,036.6

Total liabilities	11,025.7	10,915.7

Total shareholders’ equity	2,899.9	2,844.0

Total liabilities and shareholders’ equity	$13,925.6	$13,759.7

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended March 31
$ in millions	2015	2014
Revenues
Premiums earned	$1,211.0	$1,163.0
Net investment income	70.1	67.0
Total net realized investment gains	9.4	4.4
Fees and other income	8.2	9.5

Total revenues	1,298.7	1,243.9

Losses and expenses
Losses and loss adjustment expenses	773.1	750.5
Amortization of deferred acquisition costs	260.6	253.7
Interest expense	15.9	16.3
Other operating expenses	172.1	151.3

Total losses and expenses	1,221.7	1,171.8

Income from continuing operations before income taxes	77.0	72.1
Income tax expense	22.1	17.4

Income from continuing operations	54.9	54.7
Discontinued operations	—	(0.1)

Net income	$54.9	$54.6

The following is a reconciliation from operating income to net income(6):

	Three months ended March 31
(In millions, except per share data)	2015		2014
	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss) before interest expense and income taxes:
Commercial Lines	$31.2		$16.1
Personal Lines	22.3		21.6
Chaucer	49.2		49.2
Other	(2.5)		(1.9)

Operating income before interest expense and income taxes	100.2		85.0
Interest expense on debt	(15.9)		(16.3)

Operating income before income taxes	84.3	$1.87	68.7	$1.53
Income tax expense on operating income	(27.2)	(0.60)	(21.7)	(0.48)

Operating income	57.1	1.27	47.0	1.05
Net realized investment gains	9.4	0.21	4.4	0.10
Loss from repurchase of debt	(16.7)	(0.37)	—	—
Other non-operating items, net of taxes	5.1	0.11	3.3	0.07

Income from continuing operations, net of taxes	54.9	1.22	54.7	1.22

Discontinued operations, net of taxes	—	—	(0.1)	—

Net income	$54.9	$1.22	$54.6	$1.22

Weighted average shares outstanding		45.1		44.8

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding our ability to achieve financial goals and generate strong earnings and profitable growth, long-term success, improved business mix and rate actions to improve future profitability; implications of the UK Motor transaction, including the expected close date and realized gain, the amount of net reserves and invested assets to be transferred, impact on future earnings, future expense ratio and loss ratio on go forward business, and future business expansion; the ability to maintain a strong leadership position at Chaucer and capitalize on reinsurance rates; the success of exposure management actions; success and investments in Hanover Platinum; the potential of domestic lines to drive growth and improve on expense ratios; ability to increase net investment income for 2015; future rate, pricing and retention trends (including whether pricing will exceed loss costs); the potential impact of capital actions and business investments; the impact of product and business mix changes; future margin improvement; the ability to manage the challenging market conditions related to Chaucer’s business; and statements regarding further improvement on margin and growth in what are expected to be higher margin segments and expected financial results and earnings guidance for 2015, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment; and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “About Us - Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 44 of the 2014 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repayment of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2014 Annual Report on pages 78-80.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (losses) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months ended March 31, 2015 and 2014 is set forth in the table on page 8 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

Endnotes

(1)	Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of our three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Operating income, before taxes, excluding catastrophes, is a non-GAAP measure. It is defined as operating income, before taxes and interest expense, excluding the impact of catastrophe losses as reported on page 5 of the financial supplement. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(3)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(4)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(5)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(6)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.